Exhibit 99.3

CARE CAPITAL PROPERTIES, LP

OFFER TO EXCHANGE

$500,000,000 aggregate principal amount of its 5.125% Senior Notes due 2026 that have been registered under the Securities Act of 1933

for any and all of its outstanding

5.125% Senior Notes due 2026

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2017, unless extended.

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Care Capital Properties, LP (the “Operating Partnership”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated                , 2017 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) up to $500,000,000 aggregate principal amount of its 5.125% Senior Notes due 2026 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended, for a like principal amount of unregistered 5.125% Senior Notes due 2026 (the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Operating Partnership contained in the Registration Rights Agreement, dated as of July 14, 2016, by and among the Operating Partnership, Care Capital Properties, Inc., Care Capital Properties GP, LLC and the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.              Prospectus dated           , 2017;

2.              Letter of Transmittal for your use and for the information of your clients; and

3.              A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange offer will expire at 5:00 p.m., New York City time, on           , 2017, the 20th business day following the date of the Prospectus (the “Expiration Date”), unless extended by the Operating Partnership. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the Expiration Date.

To participate in the Exchange Offer, a tendering holder must, on or prior to the Expiration Date, either (a) transmit to Regions Bank (the “Exchange Agent”), a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the Exchange Agent at its address listed on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer—Exchange Agent” or (b) have an agent’s message transmitted on their behalf by The Depository Trust Company to the Exchange Agent, in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal.

The Operating Partnership will not pay any fees or commissions to brokers, dealers or other persons for soliciting the exchange of Old Notes pursuant to the Exchange Offer. The Operating Partnership will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.  The Operating Partnership will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Regions Bank, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer—Exchange Agent.”

Very truly yours,

CARE CAPITAL PROPERTIES, LP

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE OPERATING PARTNERSHIP OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Enclosures